Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

OF

PKS INFORMATION SERVICES, INC.

ARTICLE I.

OFFICES

Section 1.1. Registered Office and Agent. The registered office of the corporation is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The registered agent at that address is the Corporation Trust Company.

Section 1.2. Other Offices. The corporation may have other offices from time to time as the directors may designate or as the business may require.

ARTICLE II.

SHAREHOLDERS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held in such city and state and on such date at such time and place as may be designated by the Board of Directors. At this meeting, directors shall be elected and any other proper business may be transacted. If the annual meeting is not held on the designated date, the directors shall cause the meeting to be held as soon thereafter as convenient.

Section 2.2. Special Meetings. Except as provided in the following sentence, special meetings of the shareholders may be called by the President or by a majority of the directors. Special meetings will be called by the President at the request of holders of a majority of the shares entitled to vote at the meeting.

Section 2.3. Place of Meetings. Meeting of shareholders shall be held at Omaha, Nebraska, or such other place as may be designated by those calling the meeting.

Section 2.4. Notice of Meeting. A written notice shall be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before each annual and special meeting. The notice shall state the place, date and hour of the meeting. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the shareholders at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Written notice may be given by either personal delivery or mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the records of the corporation. No notice is required to be given to a shareholder to whom notices of two consecutive annual meetings (and any other written notices sent between those meetings) have been mailed addressed to that person at his address shown on the corporate records and have been returned undeliverable.

Section 2.5. Waiver of Notice. A written waiver, signed by a shareholder, whether before or after a meeting, shall be equivalent to the giving of such notice. Attendance by a shareholder, without objection to the notice, whether in person or by proxy, at a shareholders’ meeting shall constitute waiver of notice of the meeting.

Section 2.6. Voting List. At least 10 days before each shareholders’ meeting, the Secretary shall prepare a complete list of shareholders entitled to vote. Arranged in alphabetical order, the list shall show the name, address, and number of shares of each shareholder entitled to vote. For at least 10 days before the meeting, the list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, at (a) the meeting place, or (b) at another place within the city of the meeting which shall be specified in the notice of the meeting. The list shall also be available at the meeting for inspection by any shareholder present.

Section 2.7. Record Date. The board of directors may fix a record date to determine which shareholders are entitled to: (a) notice of a shareholders’ meeting; (b) vote at a shareholders’ meeting; (c) express consent to corporate action in writing without a meeting; (d) receive payment for dividend; (e) receive a distribution or allotment of rights; (f) exercise any rights in respect of any change, conversion, or exchange of stock; or (g) notice for the purpose of any other lawful action. The record date shall not be less than 10 nor more than 60 days before the date of the meeting, nor more than 60 days before any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 2.8. Proxies. Each shareholder eligible to vote may authorize another person or persons to act for him by proxy. No proxy shall be valid after three years from its date, unless the proxy provides for a longer period.

Section 2.9. Voting Rights. Each shareholder eligible to vote shall have one vote for each share of common stock held by such shareholder.

Section 2.10. Quorum and Required Vote. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders. Unless otherwise required by the certificate of incorporation or by statute, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. However, if less than a quorum but more than one-third of all shares eligible to vote is present at a scheduled meeting, a majority of the shares present may adjourn the scheduled meeting.

Section 2.11. Adjourned Meetings. No new notice is required if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken and if the adjournment is for less than 31 days. At an adjourned meeting, the shareholders may transact any business which might have been transacted at the original meeting.

Section 2.12. Action Without a Meeting. Any action required or permitted at a shareholders’ meeting may be taken without a meeting without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote on the matter.

ARTICLE III.

DIRECTORS

Section 3.1. General Powers. The business and affairs of this corporation shall be managed by its board of directors.

Section 3.2. Qualifications and Number. Directors need not be shareholders. The number of directors which shall constitute the whole board shall be fixed by resolution of the board of directors from time to time.

Section 3.3. Election. At each annual meeting, the shareholders shall elect directors to hold office until the next succeeding annual meeting.

Section 3.4. Term. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the corporation.

Section 3.5. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.6. Annual Meeting. The annual meeting of directors shall be held without notice promptly after the annual meeting of the shareholders and at the same place.

Section 3.7. Regular Meetings. The board may provide by resolution for the time and place of regular meetings, without notice other than such resolution.

Section 3.8. Special Meetings. Special meetings shall be called by the President. Special meetings shall be called by the president or the secretary on the written request of two or more directors. The person calling the meeting may fix the specific time and place of the meeting.

Section 3.9. Notice. Notice of any special meeting shall be given at least three days in advance by written notice delivered personally or by overnight express mail, telegram, or proven telecopier facsimile transmission addressed to a director’s business address. A written waiver, signed by the director, whether before or after the meeting, shall be equivalent to the giving of such notice. Attendance by a director, without objection to the notice, at a meeting shall constitute waiver of notice of the meeting. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 3.10. Telephone Participation. Directors may participate in a meeting of the board by means of conference telephone or similar communications equipment if all persons participating in the meeting can hear each other. Participation in a meeting of this kind shall constitute presence in person at the meeting

Section 3.11. Quorum and Voting. A majority of the whole board of directors shall constitute a quorum for the transaction of business. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors unless the vote of a greater number is required by statute, the certificate of incorporation, or these by-laws.

Section 3.12. Action Without a Meeting. Any action that may be taken at a meeting of the directors may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all directors.

Section 3.13. Compensation. By resolution of the board of directors, each director may be paid an annual retainer and/or a fixed sum, and any expenses, for attendance at board meetings. No such payment shall preclude a director from receiving compensation for serving the corporation in any other capacity.

ARTICLE IV.

OFFICERS

Section 4.1. Number. The officers of the corporation must include a President, a Secretary, and a Treasurer. The board of directors may elect additional officers and appoint agents as it determines necessary. Any two or more offices may be held by the same person, except that the offices of President and Secretary shall not both be held by the same person.

Section 4.2. Election. The President, Secretary, and Treasurer shall be elected at the annual meeting of the board of directors. Other officers may be elected by the board of directors from time to time.

Section 4.3. Term. Each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.

Section 4.4. Removal. Any officer or agent may be removed from office, with or without cause, at any time by a majority of the whole board of directors, subject to the provisions of any written employment contract between the corporation and such person.

Section 4.5. Vacancy. Any vacancy in any office may be filled for the unexpired portion of the term by the board of directors.

Section 4.6. President. The President shall be the chief executive officer of the corporation, and shall supervise and manage the operations of the corporation, subject to the control of the board of directors.

Section 4.7. Secretary. The Secretary shall have the duties to: (a) record the proceedings of the meetings of the shareholders and directors in a book kept for that purpose; (b) maintain the stock ledger and shareholder voting list; (c) give proper notice of meetings; (d) attest to and sign instruments, stock certificates, and other certificates on behalf of the corporation; and (e) affix the corporate seal when proper.

Section 4.8. Treasurer. The Treasurer shall have the duties to: (a) maintain and be responsible for all funds of and interests in the corporation; (b) receive and give receipts for all securities and monies due and payable to the corporation from any source whatsoever; (c) deposit all such monies in the name of the corporation in such banks, trust companies, or in other depositories; and (d) in general perform the duties and have the powers as are usually incident to the office of Treasurer. If required by the board of directors, the Treasurer shall give bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the board of directors shall determine.

Section 4.9. Powers and Duties. The officers of the corporation shall have such additional powers and perform such duties as from time to time may be assigned them by the board of directors. The board of directors may from time to time delegate the powers and duties of any officer to any other officer, director, or other person whom it may select.

Section 4.10. Compensation. The compensation of all officers shall be fixed by the board of directors. An officer, who is also a director, may be compensated in both capacities.

Section 4.11. Bonding. Any officer, agent, or employee of the corporation, if so required by the board of directors, shall be bonded for the faithful performance of his duties, with such conditions, and security as the board may require.

ARTICLE V.

BOARD COMMITTEES

Section 5.1. General.

A. Formation. The shareholders or the board of directors, by resolution adopted by a two-thirds vote of the shareholders or the whole board, may create committees, each consisting of two or more directors. The board shall designate a chairman of each committee. Any committee member may be removed by the board at any time without cause, and shall automatically cease to be a committee member upon ceasing to be a director of the corporation.

B. Limitations. Except as provided in Section 5.2., no committee shall have the power to amend the certificate of incorporation, amend the by-laws, declare dividends, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease, or exchange of all or substantially all of the corporation’s property and assets, recommend to the shareholders a dissolution of the corporation or a revocation of a dissolution, or authorize the issuance of stock. No committee shall act contrary to any action previously undertaken by the full board of directors. No committee shall have the specific powers conferred upon any other committee by these by-laws.

C. Procedures.

(1) The following provisions of these by-laws applicable to the board of directors shall also govern each board committee: Section 3.4. (term), Section 3.5. (vacancies), Section 3.9. (notice), Section 3.10. (telephone participation), Section 3.11. (quorum and voting), and Section 3.12. (action without a meeting).

(2) Each committee may adopt its own rules of procedure. These rules shall govern the call, time, place, and conduct of meetings.

(3) Each committee shall keep appropriate minutes of its proceedings and report all significant actions at regular meetings of the board of directors.

Section 5.2. Executive Committee. The executive committee, if established, shall have all the powers of the board of directors in the management of the normal and ordinary business and affairs of the corporation at all times when the board of directors is not in session. The executive committee shall not inaugurate radical reversals of, or departures from, fundamental policies and methods of conducting the business of the corporation, as prescribed by the board. The executive committee may declare dividends, authorize the issuance of stock, and adopt a certificate of ownership and merger under Section 253 of the Delaware General Business Corporation Law (pertaining to parent-subsidiary mergers).

ARTICLE VI.

STOCK

Section 6.1. Stock Certificates. The directors shall determine the form of certificates which represent ownership of shares of the corporation. Each certificate shall contain the holder’s name and the number of shares issued. Each certificate shall be signed by the President and the Secretary. Each certificate shall be impressed with the corporate seal. Each certificate shall be consecutively numbered. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered in the stock ledger of the corporation.

Section 6.2. Transfer of Stock. Transfers of shares shall be made only on the stock transfer books of the corporation. On surrender to the corporation of a stock certificate properly endorsed by the holder of record or accompanied by proper evidence of authority to transfer, a new certificate shall be issued to the person entitled. However, the requirements of any applicable stock transfer restriction agreement must also be satisfied. The old certificate shall be canceled and the transaction recorded in the stock ledger.

Section 6.3. Lost Certificates. The corporation shall issue a new stock certificate in place of a certificate previously issued, if the holder: (a) claims by affidavit that the certificate has been lost, destroyed, or stolen, and (b) gives the corporation a bond or other indemnity as the directors determine appropriate.

Section 6.4. Registered Shareholders. The person in whose name shares are registered in the corporation’s stock ledger shall be deemed by the corporation to be the owner of those shares for all purposes. The corporation shall not be required to recognize any equitable or other claim or interest in such shares by any other person, whether or not it has actual or other notice of such claim.

ARTICLE VII.

MISCELLANEOUS

Section 7.1. Seal. The corporate seal shall contain the name of the corporation as well as the words “Corporate Seal” and “Delaware.”

Section 7.2. Fiscal Year. The fiscal year of the corporation shall end on the last Saturday of each December.

Section 7.3. Contracts, Etc. Unless otherwise ordered by the board of directors, all authorized contracts, deeds, guarantees and agreements may be executed in the name of the corporation by the Chairman, the President, or by any Vice President. The Secretary or any Assistant Secretary may also sign, with the Chairman, President, or any Vice President, such contracts, deeds, and agreements. The directors shall determine by resolution which other persons shall be empowered to sign contracts, bids, proposals, certificates, and other instruments of the corporation. Such authority may be general or confined to specific instances.

Section 7.4. Checks, Etc. All checks or demands for money, and notes of the corporation shall be signed by such officer or officers of such other person or persons as the board of directors may from time to time designate.

Section 7.5. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors or the executive committee of the board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock.

Section 7.6. Reserves. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, determine proper as a reserve fund to meet contingencies, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may abolish any such reserve in the manner in which it was created.

Section 7.7. Voting on Subsidiary Matters. Unless otherwise ordered by the board of directors, the Chairman, the President, or any Vice President, shall have full power and authority on behalf of the corporation to attend, or appoint a proxy to attend, and act and to vote at any meeting of the shareholders of any corporation in which the corporation may hold stock or with respect to the stock of which the corporation may hold a proxy. At any such meeting such persons shall possess and may exercise any and all rights and powers incident to the ownership of such stock or to the holding of such proxy and which, as the owner thereof or as the holder of such proxy, the corporation might have possessed and exercised if present. With respect to such stock, any of the aforementioned officers shall have full power and authority on behalf of the corporation to consent to any action requiring shareholder approval. The board of directors, by resolution, from time to time may confer like powers upon any other person or persons.

ARTICLE VIII.

AMENDMENTS

These by-laws may be altered, amended, or repealed and new by-laws may be adopted by the board of directors or the shareholders.

ADOPTED on November 17, 1998.

/s/ J. Scott Searl
J. Scott Searl